Exhibit 10.06


   THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, made and entered into as of the 28th day of February, 1994, by and between PARK ELECTROCHEMICAL CORP., a New York corporation (hereinafter called the "Company"), having an office at 5 Dakota Drive, Lake Success, New York 11042, and JERRY SHORE (hereinafter called "Shore") , residing at Lighthouse Road, Sands Point, Long Island, New York.

                    W I T N E S S E T H

   WHEREAS, Shore has been an employee of the company  since
1954 and has served in one or more of the capacities of Chairman of the Board, President and Chief Executive Officer of the Company since 1954;

   WHEREAS, the Company and Shore have previously executed and delivered an Agreement, dated December 12, 1984 (the
"Original Agreement"), relating to the employment of Shore by the Company; and

   WHEREAS, the Company and Shore wish to modify certain of the terms and conditions of the Original Agreement by amending and restating the original Agreement;

  NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

  1. Position; Term. The Company hereby employs Shore and Shore hereby accepts employment and agrees to serve the Company as its chief executive officer for a term commencing on the date hereof and ending on February 28, 1999, which period shall be automatically extended on February 29, 1995 and on each subsequent February 28 or February 29, as the case may be, by an additional one year unless, on or before the preceding March 1 the Board of Directors of the Company (the "Board of Directors") shall determine otherwise and shall so notify Shore. If the Board of Directors shall so determine and shall so notify Shore, then the term of this Agreement shall end four years from the February 28 or February 29, as the case may be, subsequent to such determination and notification. As used in this Agreement, the term employment term" shall mean, as of any date, the then current term of Shore's employment determined in accordance with this paragraph 1.

   2. Duties; Location. Shore shall have the titles of Chairman of the Board, President and Chief Executive officer of the Company during the employment term and such offices shall have the responsibilities as provided in the By-laws of the Company as in effect on the date hereof and Shore shall perform the duties and services incident to his positions. Shore shall be entitled to relinquish one or more of such titles, so long as he retains at least one of such titles and performs the duties and services incident to the positions) for which he retains the title(s) . Shore's primary place of employment will be located within the Village of Lake Success, New York or such other location in Nassau County, New York as may be acceptable to Shore.

   3. Principal Occupation; Competition. (a) Shore shall devote his full time, effort and attention during regular business hours to the business and affairs of the Company.

        (b) During the employment term, Shore shall not, without the prior permission of the Board of Directors, directly or indirectly engage or be interested in any other business enterprise which is competitive with the Company; provided, however, that nothing in this Agreement shall restrict Shore from owning or dealing in investments or securities except for those relating to any business which has any business relations with the Company or which is competitive with the Company, unless the securities of such business are listed on a national securities exchange or traded in the over-the-counter market and the interest of Shore does not exceed one (1%) percent of the outstanding securities of that business or unless, in each instance, prior written permission of the Board of Directors has been obtained.

   4. Compensation; Benefits. In consideration of the duties and services to be rendered hereunder, the Company shall pay to Shore and Shore shall accept the compensation and benefits hereinafter provided.

       (a) The Company shall pay Shore a base salary at the rate of $350,000 per year or such other greater amount as shall be determined from time to time by the Board of Directors or the CEO Compensation Committee of the Board of Directors (the "base salary"), payable in as nearly equal weekly installments as is practicable, or in such other manner as shall be mutually agreeable to Shore and the Company. The CEO Compensation Committee of the Board of Directors shall review Shore's base salary at least annually during the employment term not later than July 31 of each year subsequent to 1994 and shall take any action such Committee considers appropriate to increase the base salary.

        (b) As additional compensation, the Company shall pay Shore an amount ("additional compensation") equal to two and one-half percent (2-1/2%) of the After-Tax Net Earnings (as defined below) of the Company for any Fiscal Year in excess of an amount equal to ten (10%) percent of Stockholder's Equity (as defined below) of the Company for such Fiscal Year, which additional compensation shall not, in any event, exceed $250,000 per year.

        (c) For purposes of this Agreement, the following shall apply:

            (i)   The  term "After-Tax Net Earnings"
       shall  mean the consolidated net earnings  of
       the  Company and its subsidiaries  after  all
       taxes,  for the applicable period, determined
       by Ernst & Young or any other firm of indepen
       dent   certified   public   accountants    of
       recognized national standing selected by  the
       Company  (the  "Accountants"), in  accordance
       with generally accepted accounting principles
       consistently  applied. Without  limiting  the
       generality of the foregoing, all base  salary
       (but  not  additional compensation)  and  the
       benefits and expenses paid to or accrued  for
       the  benefit  of Shore with respect  to  such
       period  by  the  Company  pursuant  to   this
       Agreement  shall be deducted  in  determining
       After-Tax Net Earnings.

            (ii) The term "Stockholders' Equity" for
       a  Fiscal  Year  shall mean the stockholders,
       equity of the Company as at the beginning  of
       each  such Fiscal Year, as determined by  the
       Accountants  by  reference  to  the   audited
       consolidated balance sheet of the Company and
       its   subsidiaries  as  at  the  end  of  the
       immediately preceding Fiscal Year as included in the Annual Report on Form 10-K of the Company and, in each case, determined in accordance with generally accepted accounting principles consistently applied.

            (iii)      The term "Fiscal Year"  shall
       mean   the   fiscal  year  of  the   Company,
       commencing  with  the  fiscal  year  starting
       March  1,  1993.  Should the employment  term
       terminate on any date other than the last day
       of   a   Fiscal  Year,  then  the  additional
       compensation  shall be based  upon  the  full
       Fiscal Year in which termination of the employment term shall have occurred, but shall be prorated in the proportion that the number of calendar months of such Fiscal Year which shall have elapsed at the time of termination of the employment term (including the month of termination of the employment term) bears to 12.

             (iv)   Computations  of  After-Tax  Net
       Earnings  and Stockholders' Equity  shall  be
       determined  by the Accountants within  ninety
       (90)  days after the end of each Fiscal Year.
       The   Company  shall  furnish  to   Shore   a
       reasonably detailed computation of the amount
       of  additional compensation to which Shore is
       entitled.  Such additional compensation shall
       be  payable  on  or before twenty  (20)  days
       after  the  computations  of  After-Tax   Net
       Earnings   and  Stockholders'  Equity.    The
       Company's  audited financial  statements  for
       each  Fiscal Year prepared by the Accountants
       shall  be  conclusive  and  binding  on   the
       Company    and   Shore   with   respect    to
       computations of After-Tax Net Earnings.

        (d) It is contemplated that, during the employment term and the consulting period (as hereinafter defined), Shore may be required to incur out-of-pocket expenses in connection with the performance of his duties hereunder and in promoting the business of the Company and its subsidiaries, including expenses incurred for travel and business entertainment. Accordingly, the Company shall pay, or reimburse Shore for, all reasonable out-of-pocket expenses incurred by Shore in connection with the performance of his duties hereunder.

       (e) In recognition that Shore will be required to do a considerable amount of local driving in connection with his duties hereunder, the Company shall, during the employment term and the consulting period (as hereinafter defined), provide Shore with the full-time use of one (1) new or late-model automobile comparable to that provided by the Company to Shore as of the date of this Agreement. In addition, the Company shall pay, or reimburse Shore for, all expenses incident to Shore's operation of such automobile, including, without limitation, gasoline, oil, repairs, maintenance, parking expenses and such insurance as Shore reasonably deems appropriate.


        (f) During the employment term and the consulting period (as hereinafter defined), Shore shall be entitled to participate in all life insurance, medical insurance, disability insurance, retirement, pension, profit-sharing, stock option or other benefits presently or during the employment term and the consulting period (as hereinafter defined) made available by the Company to its senior executive officers. without limiting the generality of the foregoing, the Company shall maintain in effect during the employment term and the consulting period (as hereinafter defined) life insurance and medical insurance coverage for the benefit of Shore and his family, at least equal to the coverage provided as of the date of execution of this Agreement. Notwithstanding any other provisions of this Agreement, the Company shall continue to provide medical insurance coverage, including, without limitation, major medical, hospitalization and dental coverage, to Shore and his family, at least equal to the coverage provided as of the date of this Agreement, subsequent to the employment term hereunder at all time during Shore's lifetime including, without limitation, during the consulting period contemplated by paragraph 5 hereof and subsequent to Shore's retirement as a consultant, and if Shore's wife shall survive him, the Company shall continue to provide such insurance coverage for Shore's wife during her lifetime.

        (g) Shore shall be entitled, during the employment term, to four (4) weeks vacation during each twelve (12) month period, such vacation to be taken at such time or times as shall be mutually agreeable to Shore and to the Company. Such vacation shall be forfeited to the extent not utilized during the applicable twelve (12) month period.

        (h) Pursuant to the original Agreement, the Company previously issued to Shore a non-qualified stock option to purchase an aggregate of 50,000 shares of the Company's Common Stock exercisable in whole at any time or in part from time to time commencing upon the date a stock option plan and agreement was approved by the holders of a majority of the Company's outstanding Common Stock entitled to vote and in accordance with such plan and agreement. This Agreement shall not in any respect modify Shore's rights in respect of such option.

        (i) Each year during the employment term and the consulting period (as hereinafter defined), an amount equal to the excess of (i) the sum of (x) the amount contributed by the Company to the Park Electrochemical Corp. Employees, Profit-Sharing Plan, as amended (the 'Plan"), for such year plus (y) any amounts forfeited by other participants in the Plan during such year, which sum, but for the limitations imposed by section 415 of the Internal Revenue Code of 1986, as amended, and by Section 4.14 of the Plan, would have been allocated to Shore's account under the Plan, over (ii) the amount of contributions and forfeitures actually credited to Shore's account for such year, shall be credited by the
Company to the separate account previously established and currently maintained by the Company for shore pursuant to the Original Agreement (the "Account"). In addition, interest shall be credited annually to the Account at the same rate as net income, gains or profits are earned on the Plan assets. Payments to Shore from the Account shall be made as and when distributions are made to Shore from the Plan and in the same proportion of the Account which the Plan distribution bears to Shore's account balance under the Plan. The parties recognize and agree that the payments to be made by the Company to Shore from the Account are unsecured obligations of the Company, that Shore is only a general creditor of the Company in that respect and that the amounts in the Account are assets of the Company which are available to satisfy the claims of the Company's creditors generally.

   5. Consultancy. At any time after the date hereof Shore shall have the right, to be exercised as herein provided, to retire from full-time employment with the Company and become a consultant. Upon the effective date of such retirement and for a period of five years thereafter (the "consulting period"), Shore shall make himself available to advise and consult with officers and other employees of the Company so that the Company may continue to have the benefit of his experience and knowledge of the affairs of the Company and of his reputation and contacts in the industries in which the Company is engaged in business. During the consulting period, Shore shall be available to officers and other employees of the Company from time to time and at reasonable times by telephone, mail or in person; provided, however, that his failure to give advice and counsel by reason of illness or absence due to travel or any other reasons, except continuous willful refusal, shall not affect his right to receive compensation during the consulting period. Shore shall be free, during the consulting period, to devote the balance of his time and attention to such other business enterprises or activities as he may see fit, subject to the restrictive covenant hereinafter contained. During the consulting period, Shore's compensation shall be equal to sixty (60%) percent of the base salary in effect at the time of Shore's retirement from full-time employment and, except as otherwise specifically provided herein, he shall not be entitled to additional compensation with respect to any period after the date of his retirement from full-time employment. Commencing on the first anniversary of Shore's retirement from full-time employment and on each subsequent anniversary of Shore's retirement from full-time employment during the consulting period, Shore's compensation pursuant to this paragraph 5 shall be adjusted to take account of increases in the cost of living during the consulting period by increasing Shore's compensation during the consulting period by that percentage which shall equal the percentage by which the Consumer Price Index-All Urban Consumers published by the United States Department of Labor (or any successor or similar index if such Consumer Price Index shall no longer be published) most recently available on such anniversary of Shore's retirement shall exceed the Consumer Price Index-All Urban Consumers most recently available one year prior to such anniversary. All of the other provisions of this Agreement, including the benefits pursuant to paragraph 4(d) and (e) and the insurance benefits pursuant to paragraph 4(f), shall be applicable during the consulting period; provided, however, that, if Shore shall die during the consulting period, the provisions of paragraph 6 hereof shall become applicable and shall replace all of the terms and provisions of this paragraph 5 and in the event of the disability (as defined in paragraph 7 hereof) of Shore for a period of 12 consecutive months during the consulting period, the provisions of paragraph 7 hereof shall become applicable and shall replace all of the terms and provisions of this paragraph 5.

  Shore's right to retire from full-time employment shall be invoked by a written notice to the Company to that effect, specifying an effective date (on the first day of a month), not less than ninety days from the date such notice is given, as of which he desires to retire from full-time employment with the Company. on such effective date, Shore's duties as a consultant and advisor shall commence on the terms and conditions herein provided.

  6. Death. In the event of the death of Shore during the employment term or the consulting period, the employment or consultancy, as the case may be, of Shore hereunder shall terminate without any further liability of the Company to Shore except (a) as provided in paragraph 4(f) hereof with respect to health insurance coverage for Shore's wife, (b) payment of unreimbursed expenses incurred by Shore prior to his death, (c) payment of base salary and additional compensation, if any, or consultant compensation, as the case may be, computed up to the end of the month following the month in which Shore's death occurs, (d) if Shore's death occurs during the employment term, the Company shall pay Shore's wife, or such other beneficiary as he may designate in writing (or failing such designation, to his estate), an amount equal to sixty percent (60%) of the base salary that otherwise would have been payable to Shore for the remainder of the employment term in effect on the date of his death, such amount to be payable in equal monthly installments over the remainder of such employment term, (e) if Shore's death occurs during the consulting period, the Company shall pay Shore's wife, or such other beneficiary as he may designate in writing (or failing such designation, to his estate), an amount equal to sixty percent (60%) of the base salary as in effect immediately prior to the commencement of the consulting period for the remainder of the consulting period in effect on the date of his death, such amount to be payable in equal monthly installments over the remainder of such consulting period, and (f) if Shore's wife shall be living on the last day of the employment term in effect on the date of his death or the consulting period in effect on the date of his death, as the case may be, then the Company shall make payments to Shore's wife, in as nearly equal weekly installments as is practicable, or in such other manner as shall be mutually agreeable to Shore's wife and the Company, at a rate equal to sixty percent (60%) of Shore's base salary (as in effect at the date of Shore's death, if he dies during the employment term, or as in effect immediately prior to commencement of the consulting period, if he dies during the consulting period), for the remainder of her life.

   7. Disability. (a) In the event of the disability (as defined below) of Shore for a period of twelve (12) consecu tive months during the employment term or consulting period, the employment or consulting, as the case may be, of Shore hereunder shall terminate without further liability of the Company to Shore, except that (i) the Company shall pay Shore an amount equal to sixty (60%) percent of the base salary for the balance of the employment term or the consulting period, as the case may be, (ii) the Company shall pay Shore his additional compensation, if any, computed up to the end of the month following the month in which Shore became disabled, (iii) the provisions regarding benefits pursuant to paragraph 4(d) and (e) and regarding the insurance benefits pursuant to paragraph 4(f) shall remain applicable for the balance of the employment term or the consulting period, as the case may be, and thereafter as provided in paragraph 4(f) hereof, and (iv) in the event Shore shall remain disabled beyond the employment term or the consulting period, as the case may be, the Company shall pay Shore $10,000 per month until the earlier of the (x) the death of Shore, or (y) the termination of Shore's disability.

        (b) For purposes of this Agreement, the term disability shall mean Shore's inability, because of illness or incapacity, physical or mental, to perform substantially all of the duties and services to be performed by him hereunder. The determination of a physician jointly appointed by the Company and Shore or any member of his immediate family as to whether or not Shore has become disabled shall be conclusive and finding on the Company and Shore.

        (c) Nothing herein contained shall prevent the Company from satisfying its obligations to Shore or his wife hereunder by means of the purchase of insurance upon terms and conditions acceptable to Shore or, if Shore is deceased, acceptable to his wife, provided that the Company shall remain liable to Shore or his wife, as the case may be, for the benefits herein provided to the extent that any insurer fails to pay the full amounts required under this Agreement.

    8.    Non-Exclusive.   The  benefits  provided  in  this
Agreement hall not be exclusive and shall not prejudice or limit any plan or policy of the Company which may hereafter be granted by action of the Board of Directors.

    9. Certain Computations. In the event of the termination of the employment term, the consulting period, Shore's employment hereunder or Shore's consultancy hereunder on any date other than the last day of a Fiscal Year, including, without limitation, by reason of the death or disability of Shore, the additional compensation, if any, required to be paid need not be paid by the Company until thirty (30) days after the computation of the amount in accordance with paragraph 4(c)(iv). The Company shall not be required to make any computation with respect to After-Tax Net Earnings or stockholder's Equity except after the end of any Fiscal Year. If a computation with respect to After-Tax Net Earnings shall be required for a period of less than a Fiscal Year, such computation may be made by taking a proportionate part of that particular Fiscal Year.

   10. Trade Secrets; Confidentiality. Shore recognizes and acknowledges that confidential information of various kinds, including lists of the Company's customers and vendors, as they may exist, from time to time, and other trade secrets, are valuable, special and unique assets of the Company's business. Shore shall not, during or after his employment, except in accordance with his employment, disclose or cause or permit to be disclosed any list or similar means of identification of the Company's customers or vendors or other trade secrets to any person, firm, corporation, association or other entity for any reason or purpose whatsoever. The provisions of this paragraph 10 shall not apply to information generally known to the public or the trade or information available in trade or other publications.

   11. Non-Competition. Shore shall not, for a period of one (1) year after the termination of his employment, directly or indirectly: (a) induce any person connected with or employed by the Company or any subsidiary of the Company to leave the employ of the Company or such subsidiary; or (b) solicit the employment of any such person on his own behalf or on behalf of any other person firm, corporation, association or other entity.

   12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may not be modified or amended except by an instrument in writing signed by the parties hereto.

   13. Successors and Assigns. This Agreement and all of its terms and conditions shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives and successors. This Agreement is personal and shall not be assignable by Shore or the Company except that, in the event of any consolidation with or merger into any other corporation by the Company or the sale or distribution of all or a substantial part of the assets of the Company to another corporation, the surviving or acquiring corporation shall assume this Agreement and become obligated to perform all of the terms and conditions hereof and Shore's obligations hereunder shall continue in favor of such corporation.

   14. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered personally against receipt or three (3) days after being mailed, by registered or certified mail, return receipt requested, addressed to the party to whom directed at the address first above written or to such other address as any party may hereafter designate to the other by notice similarly given.

   15. No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

   16. Governing Law. This Agreement shall in all respects be construed and enforced in accordance with, and governed by, the laws of the State of New York which would be applica ble to contracts made and to be performed in New York.


  IN  WITNESS  WHEREOF, the parties hereunto have duly

executed this Agreement as of the date first above written.


                      PARK ELECTROCHEMICAL CORP.


                                By: /s/   Brian E. Shore
                                   Title:   Executive   Vice
President


                                    /s/     Jerry Shore
                                       Jerry Shore

APPROVED by the CEO Compensation Committee of the Board of Directors of Park Electrochemical Corp. as of April 1, 1994.


/s/   Anthony Chiesa
      Anthony Chiesa

/s/   Lloyd Frank
      Lloyd Frank

/s/  Norman M. Schneider
     Norman M. Schneider

[exhibit-02-10.06]bd